Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Cesca Therapeutics Inc. on Form S-8 (File No. 333-187197) pertaining to 2006 Equity Incentive Plan and 2012 Independent Director Equity Plan, Form S-8 (File No. 333-171564) pertaining to the Cesca Therapeutics Inc. 2006 Employee Equity Incentive Plan, Form S-8 (No. 333-140668) pertaining to the Cesca Therapeutics Inc. 2006 Employee Equity Incentive Plan, Form S-8 (No. 333-105191) pertaining to the Cesca Therapeutics Inc. Amended 1998 Employee Equity Incentive Plan, Form S-8 (File Nos. 333-46911 and 333-37228) pertaining to the Cesca Therapeutics Inc. 1998 Employee Equity Incentive Plan, Form S-8 (No. 333-82900) pertaining to the Cesca Therapeutics Inc. Amended 1998 Employee Equity Incentive Plan, 2002 Independent Directors Equity Incentive Plan, and Non-Qualified Independent Director Stock Option Agreement, and Form S-8 (File No. 333-122761) pertaining to the Cesca Therapeutics Inc. Amended 2002 Independent Directors Equity Incentive Plan and amendment No. 1 to Form S-3 (File No. 333-212314) Cesca Therapeutics Inc. of our report dated September 20, 2016 with respect to our audits of the consolidated financial statements of Cesca Therapeutics Inc. as of June 30, 2016 and 2015 and for the years ended June 30, 2016 and 2015, which report is included in this Annual Report on Form 10-K of Cesca Therapeutics Inc. for the year ended June 30, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

September 20, 2016